[LETTERHEAD OF KPMG PEAT MARWICK LLP]



                      Accountant's Consent

The Board of Directors
CBES Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of our report dated September 12, 1997, relating to the consolidated balance sheets of CBES Bancorp, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-KSB of CBES Bancorp, Inc.


                              /s/ KPMG Peat Marwick LLP
                              -----------------------------------
                              KPMG PEAT MARWICK LLP


Kansas City, Missouri
November 5, 1997